Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2017	2016

Traditional Electric Operating Companies	$432	$465
Southern Power	70	50
Southern Company Gas[1]	239	—
Total	741	515
Parent Company and Other	(83)	(26)
Net Income–As Reported	$658	$489

Basic Earnings Per Share[2]	$0.66	$0.53

Average Shares Outstanding (in millions)	993	916
End of Period Shares Outstanding (in millions)	995	918

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2017	2016

Net Income–As Reported	$658	$489
Estimated Loss on Kemper IGCC[3]	108	53
Tax Impact	(41)	(20)
Loss on Plant Scherer Unit 3[4]	33	—
Tax Impact	(13)	—
Acquisition and Integration Costs[5]	4	20
Tax Impact	(1)	(6)
Wholesale Gas Services[6]	(114)	—
Tax Impact	46	—
Earnings Guidance Comparability Item:
Equity Return Related to Kemper IGCC Schedule Extension[7]	(23)	—
Tax Impact	(5)	—
Net Income–Excluding Items	$652	$536

Basic Earnings Per Share–Excluding Items	$0.66	$0.58

- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $4.5 million for the three months ended March 31, 2016.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.

(2) For the three months ended March 31, 2017 and 2016, dilution does not change basic earnings per share by more than 1 cent and is not material.

(3) Earnings for the three months ended March 31, 2017 and 2016 include the estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Similar charges of uncertain amounts may occur with uncertain frequency in future periods.

(4) Earnings for the three months ended March 31, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of the retail rate case settlement approved by the Florida Public Service Commission on April 4, 2017. Further charges are not expected to occur.

(5) Earnings for the three months ended March 31, 2017 and 2016 include costs related to the acquisition and integration of Southern Company Gas. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(6) Earnings for the three months ended March 31, 2017 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(7) Earnings for the three months ended March 31, 2017 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. Southern Company's 2017 earnings guidance, initially presented in October 2016, assumed construction would be complete and AFUDC equity would cease by November 30, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the 2017 guidance. Management also uses such measures to evaluate Southern Company's performance in 2017.